EXHIBIT 99.1
AAM Provides Update on the Impact of COVID-19

DETROIT, March 25, 2020 - American Axle & Manufacturing Holdings, Inc. (AAM) (NYSE: AXL) today announced that, as a result of the unexpected disruption in light vehicle production and economic uncertainty due to the impact of the COVID-19 pandemic, AAM is withdrawing its 2020 financial outlook.

“During this unprecedented time for AAM, the automotive industry and the world, our focus continues to be the health and well-being of our associates, their families and our communities,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “In addition, we have implemented significant measures to adjust our operations to our customers’ revised production schedules, which include flexing our variable cost structure and intensely managing our controllable expenses.”

As of March 25th, AAM had more than $600 million of cash on hand, which includes a recent drawdown on its revolving credit facility of $200 million. In addition, taking this recent drawdown into consideration, AAM currently has approximately $700 million available on our committed revolving credit facility and approximately $90 million in available foreign credit facilities. There are no significant debt maturities before October 2022.

Forward-Looking Statements
This report may contain forward-looking statements and other information relating to matters that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include uncertainty around the duration and effects of the COVID-19 pandemic, and the factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this report. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About AAM
AAM (NYSE: AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline and metal forming technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has over 20,000 associates operating at nearly 80 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit aam.com.

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For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.